EXHIBIT 99.1

Ionix Technology, Inc. Announces Third Quarter 2019 Financial Results

LAS VEGAS, NV, May 15, 2019 -- Ionix Technology, Inc. (OTCQB: IINX), ("Ionix Technology", "IINX" or "the Company"), a business aggregator in photoelectric display and smart energy fields, today announced its financial results for the three months ended March 31, 2019.

Third Quarter 2019 Financial Highlights:

•	Total revenues increased by 146% from the three months ended March 31, 2018 to three months ended March 31, 2019.
•	Gross profit margin was 22% during the three months ended March 31, 2019 compared to 11% for the three months ended March 31, 2018.

“The financial results for the third quarter 2019 demonstrate the benefits from our recent acquisition,” said Mr. Yubao Liu, Chief Executive Officer of IINX. “Our gross profit margin grew to 22% during the three months ended March 31, 2019 compared to 11% for the three months ended March 31, 2018, driven primarily by the higher gross margin from the acquired operation of Fangguan Electronics.”

Mr. Liu continued, “We are taking a persistent approach to build our business and continue to make investments in the fields of photoelectric display and smart energy. By integrating such operations we will gain competitive advantage and economic scale. The recent plan to accelerate investment in the OLED flexible screen market is a good example. We expect these efforts bring long-term growth for our shareholders."

Revenue

During the three months ended March 31, 2019 and 2018, total revenue was $2,597,052 and $1,054,933, respectively. The total revenues increased by 146% from the three months ended March 31, 2018 to three months ended March 31, 2019.

During the nine months ended March 31, 2019 and 2018, revenue was $7,417,488 and $2,187,418 respectively. The total revenues increased by 239% from the nine months ended March 31, 2018 to the nine months ended March 31, 2019.

The increase in revenue can be attributed to the expanded operations in the fields of LCD screens in the PRC by the acquisition of Fangguan Electronics in December 27, 2018.

  Cost of Revenue

During the three months ended March 31, 2019, cost of revenue was $1,913,214 for non-related parties and $111,116 for related parties. In comparison, during the three months ended March 31, 2018, the cost of revenues was $38,725 for non-related parties and $906,924 for related parties. The total cost of revenues increased by 114% from the three months ended March 31, 2018 to three months ended March 31, 2019.

During the nine months ended March 31, 2019, cost of revenue was $2,955,038 for non-related parties and $3,305,275 for related parties. In comparison, during the nine months ended March 31, 2018, cost of revenue was $152,628 for non-related parties and $1,785,595 for related parties. The total cost of revenues increased by 223% from the nine months ended March 31, 2019 ended March 31, 2018 to nine months ended March 31, 2019.

The increase in cost of revenue was attributed to add additional revenue from operations in the fields of LCD screens in the PRC by the acquisition of Fangguan Electronics in December 27, 2018.

Gross Profit

During the three months ended March 31, 2019 and 2018, gross profit was $572,722 and $109,284, respectively. Gross profit margin maintained at 22% during the three months ended March 31, 2019 as compared to 11% for the three months ended March 31, 2018. During the nine months ended March 31,2019 and 2018, gross profit was $1,157,175 and $249,195, respectively. Gross profit margin maintained at 16% for the nine months ended March 31, 2019 as compared to 11% for the nine months ended March 31, 2018.

The difference can be attributed to the fact that the LCD screen products manufactured and sold by Fangguan Electronics (which became a variable interest entity of the company on December 27, 2018) hold the higher gross margin (around 22%).

Selling, General and Administrative Expenses

During the three months ended March 31, 2019, and 2018, general and administrative expenses were $550,965, and $57,927, respectively.

During the nine months ended March 31, 2019, and 2018, general and administrative expenses were $846,871 and $188,955, respectively.

The difference can be attributed to the depreciation and amortization expenses that incurred after Fangguan Electronics became a variable interest entity of the Company as of December 27, 2018.

Net Income

During the three months ended March 31, 2019 and 2018, our net income was $21,064 compared with $45,160, respectively.

The difference can be attributed to more expenses incurred in connection with the acquisition of Fangguan Electronics on December 27, 2018.

During the nine months ended March 31, 2019 and 2018, our net income was $205,071 compared with $44,670, respectively.

The difference can be attributed to increase in gross profits during the nine months ended March 31, 2019.

Cash and Financial Position

As of March 31, 2019, the Company had cash and cash equivalents of $494,820, compared to $111,462 as of June 30, 2018. The Company had a working capital deficiency of $1,105,615 as of March 31, 2019 compared to working capital of $413.657 as of June 30, 2018.

Net cash used in operating activities was $900,588 for the nine months ended March 31, 2019, and net cash provided by operating activities was $106,547 for the nine months ended March 31, 2018.

About Ionix Technology, Inc.

Ionix Technology, Inc. is a holding company that is principally engaged in the photoelectric display and smart energy industries. The company has four operating subsidiaries: Changchun Fangguan Photoelectric Display Technology Co., Ltd, a company which specializes in developing, designing, producing, and selling TN and STN LCD, STN, CSTN, and TFT LCD modules as well as other related products; Shenzhen Baileqi Electronic Technology Co., Ltd, a company which specializes in LCD slicing, filling, researching and designing, manufacturing and selling of LCD Modules (LCM) and PCBs; Lisite Science Technology (Shenzhen) Co., Ltd., a company engaged in the production of intelligent electronic devices; and Dalian Shizhe New Energy Technology Co., Ltd., a company engaged in photo-voltaic power generation, electric vehicles and charging piles with corresponding operation and maintenance and three dimensional parking. Currently, IINX has embarked on the layout of industrialization and marketization of front end meterials and back end modules of flexible folding liquid crystal displays by taking Changchun Fangguan and Shenzhen Baileqi as production bases, to seize the market share of OLED high technology.

To learn more, please visit our website: www.iinx-tech.com.

Safe Harbor Statement

This news release contains "forward-looking statements" as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. Ionix Technology assumes no obligation to update the forward-looking statements. Although Ionix Technology believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors disclosure outlined in Ionix Technology's annual report on Form 10-K for the most recent fiscal year, quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the U.S. Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: iinx@dgipl.com